Exhibit 99.1

Vaso Corporation Appoints Shaun McMeans to Board of Directors

PLAINVIEW, N.Y., July 23, 2026 (GLOBE NEWSWIRE) -- Vaso Corporation (“Vaso”) (OTCQX: VASO), a leading MedTech company with a diversified business portfolio in network and IT services, professional sales services and proprietary medical products, today announced the appointment of Shaun McMeans to the Company’s Board of Directors, effective July 23, 2026.

“We are pleased to welcome Shaun to Vaso’s Board of Directors,” said Dr. Jun Ma, President and Chief Executive Officer of Vaso Corporation. “Shaun brings substantial public company finance, accounting and operational leadership experience in the life sciences and technology sectors. We believe his background will be valuable to Vaso as we continue to execute our strategic initiatives and pursue long-term value for our stockholders.”

Mr. McMeans currently serves as Chief Financial Officer of Nabsys, a life sciences technology company, where he leads finance and administrative functions. From 2012 through 2023, Mr. McMeans served as Chief Financial Officer of HTG Molecular Diagnostics, Inc., a publicly traded life science tools and diagnostics company. Prior to joining HTG Molecular Diagnostics, Mr. McMeans held senior finance and accounting roles with Securaplane Technologies, Inc., Tatum LLC, The Long Companies, LXU Healthcare, Inc. and Burnham Holdings, Inc. Mr. McMeans received a B.S. in Accounting from The Pennsylvania State University.

About Vaso

Vaso Corporation is a leading MedTech company with a diversified business portfolio in network and IT services, professional sales services and proprietary medical products. The Company operates through three principal business segments: IT, professional sales services and equipment.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Vaso undertakes no obligation to update any forward-looking statements except as required by law.

Investor Contact:

Jonathan Newton

Investor Relations

Phone: 516-997-4600

Email: jnewton@vasocorporation.com